As filed with the Securities and Exchange Commission on June 9, 2016

Registration File No. 333-209622

Registration File No. 811-23139

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-2

☒ REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☒ Post-Effective Amendment No. 1

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒ Amendment No. 3

FS GLOBAL CREDIT OPPORTUNITIES FUND—T

(Exact name of registrant as specified in charter)

201 Rouse Boulevard

Philadelphia, PA 19112

(Address of principal executive offices)

(215) 495-1150

(Registrant’s telephone number, including area code)

Michael C. Forman

FS Global Credit Opportunities Fund—T

201 Rouse Boulevard

Philadelphia, PA 19112

(Name and address of agent for service)

COPY TO:

James A. Lebovitz, Esq.

David J. Harris, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Tel: (215) 994-4000

Fax: (215) 994-2222

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File Nos. 333-209622 and 811-23139) of FS Global Credit Opportunities Fund—T (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits (h)(1) and (h)(2) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C—OTHER INFORMATION

ITEM	25. FINANCIAL STATEMENTS AND EXHIBITS

(2)	Exhibits:

(a)(1)	Certificate of Trust of the Registrant (Incorporated by reference to Exhibit (a)(1) to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on February 19, 2016).*

(a)(2)	Initial Declaration of Trust of the Registrant (Incorporated by reference to Exhibit (a)(2) to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on February 19, 2016).*

(a)(3)	Amended and Restated Declaration of Trust of the Registrant (Incorporated by reference to Exhibit (a)(3) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(b)	Bylaws of the Registrant (Incorporated by reference to Exhibit (b) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(e)	Distribution Reinvestment Plan of the Registrant (Incorporated by reference to Exhibit (e) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(g)(1)	Amended and Restated Investment Advisory Agreement, dated as of October 9, 2013, by and between FS Global Credit Opportunities Fund and FS Global Advisor, LLC (Incorporated by reference to Exhibit (g)(1) to Post-Effective Amendment No. 1 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on October 18, 2013).*

(g)(2)	Investment Sub-Advisory Agreement, dated as of August 12, 2013, by and between FS Global Advisor, LLC and GSO Capital Partners LP (Incorporated by reference to Exhibit (g)(2) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on August 13, 2013).*

(h)(1)	Amended and Restated Dealer Manager Agreement by and between the Registrant and FS2 Capital Partners, LLC.**

(h)(2)	Form of Selected Dealer Agreement (Included as Appendix A to the Dealer Manager Agreement filed as Exhibit (h)(1) hereto).**

(j)(1)	Master Custodian Agreement, dated as of October 30, 2013, by and among FS Global Credit Opportunities Fund, FS Global Credit Opportunities Fund—A, FS Global Credit Opportunities Fund—D and State Street Bank and Trust Company (Incorporated by reference to Exhibit (j)(1) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(j)(2)	Joinder Agreement to Master Custodian Agreement, dated as of March 30, 2016, by and among the Registrant, FS Global Credit Opportunities Fund, FS Global Credit Opportunities Fund—A, FS Global Credit Opportunities Fund—D, FS Global Credit Opportunities Fund—ADV and State Street Bank and Trust Company (Incorporated by reference to Exhibit (j)(2) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(k)(1)	Administration Agreement, dated as of March 15, 2016, by and between the Registrant and FS Global Advisor, LLC (Incorporated by reference to Exhibit (k)(1) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(k)(2)	Escrow Agreement, dated as of March 29, 2016, by and among the Registrant, FS2 Capital Partners, LLC and UMB Bank, N.A (Incorporated by reference to Exhibit (k)(2) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(k)(3)	Credit Agreement, dated as of August 26, 2014, by and among Dauphin Funding LLC, as borrower, Deutsche Bank AG, New York Branch, as administrative agent and a lender, and the other lenders party thereto (Incorporated by reference to Exhibit (k)(3) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(k)(4)	First Amendment to Credit Agreement, dated as of December 9, 2014, by and between Dauphin Funding LLC, as borrower, and Deutsche Bank AG, New York Branch, as administrative agent and a lender (Incorporated by reference to Exhibit (k)(4) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(k)(5)	Second Amendment to Credit Agreement, dated as of August 25, 2015, by and between Dauphin Funding LLC, as borrower, and Deutsche Bank AG, New York Branch, as administrative agent and a lender (Incorporated by reference to Exhibit (k)(5) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(k)(6)	Sale and Contribution Agreement, dated as of August 26, 2014, by and between FS Global Credit Opportunities Fund and Dauphin Funding LLC (Incorporated by reference to Exhibit (k)(5) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(k)(7)	Investment Management Agreement, dated as of August 26, 2014, by and between FS Global Credit Opportunities Fund and Dauphin Funding LLC (Incorporated by reference to Exhibit (k)(6) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(k)(8)	Security Agreement, dated as of August 26, 2014, by and between Dauphin Funding LLC, as borrower, and Deutsche Bank AG, New York Branch, as administrative agent (Incorporated by reference to Exhibit (k)(7) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(k)(9)	Custodial Agreement, dated as of August 26, 2014, by and among Dauphin Funding LLC, as borrower, FS Global Credit Opportunities Fund, as manager, Deutsche Bank AG, New York Branch, as administrative agent, and Deutsche Bank Trust Company Americas, as custodian (Incorporated by reference to Exhibit (k)(8) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(k)(10)	Committed Facility Agreement, dated as of March 10, 2015, by and between Bucks Funding and BNP Paribas Prime Brokerage, Inc. (Incorporated by reference to Exhibit (k)(9) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(k)(11)	First Amendment to Committed Facility Agreement, dated as of July 20, 2015, by and between Bucks Funding and BNP Paribas Prime Brokerage, Inc. (Incorporated by reference to Exhibit (k)(11) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(k)(12)	Second Amendment to Committed Facility Agreement, dated as of October 15, 2015, by and between Bucks Funding and BNP Paribas Prime Brokerage, Inc. (Incorporated by reference to Exhibit (k)(12) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(k)(13)	Third Amendment to Committed Facility Agreement, dated as of March 16, 2016, by and between Bucks Funding and BNP Paribas Prime Brokerage, Inc. (Incorporated by reference to Exhibit (k)(13) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(k)(14)	U.S. PB Agreement, dated as of March 10, 2015, by and between Bucks Funding and BNP Paribas Prime Brokerage, Inc. (Incorporated by reference to Exhibit (k)(10) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(k)(15)	Special Custody and Pledge Agreement, dated as of March 10, 2015, by and among Bucks Funding, BNP Paribas Prime Brokerage, Inc. and State Street Bank and Trust Company (Incorporated by reference to Exhibit (k)(11) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(k)(16)	Investment Management Agreement, dated as of March 10, 2015, by and between Bucks Funding and FS Global Credit Opportunities Fund (Incorporated by reference to Exhibit (k)(12) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(k)(17)	Expense Support and Conditional Reimbursement Agreement, dated as of March 30, 2016, by and between the Registrant and Franklin Square Holdings, L.P. (Incorporated by reference to Exhibit (k)(17) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(k)(18)	Form of Distribution Plan of the Registrant (Incorporated by reference to Exhibit (k)(18) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(l)	Opinion of Richards, Layton & Finger, P.A. (Incorporated by reference to Exhibit (l) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(n)(1)	Consent of Richards, Layton & Finger, P.A. (Incorporated by reference to Exhibit (l) hereto).*

(n)(2)	Consent of Ernst & Young LLP. (Incorporated by reference to Exhibit (n) to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 27, 2016)*

(r)(1)	Code of Business Conduct and Ethics of the Registrant (Incorporated by reference to Exhibit (r)(1) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

(r)(2)	Code of Business Conduct and Ethics of FS Global Advisor, LLC (Incorporated by reference to Exhibit (r)(2) to Post-Effective Amendment No. 4 to FS Global Credit Opportunities Fund—A’s Registration Statement on Form N-2 (File No. 333-186414) filed with the SEC on April 1, 2015).*

(r)(3)	Code of Business Conduct and Ethics of GSO Capital Partners LP (Incorporated by reference to Exhibit (r)(3) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-209622) filed with the SEC on April 4, 2016).*

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on June 9, 2016.

FS Global Credit Opportunities Fund—T

BY:	/s/ MICHAEL C. FORMAN
Name:	Michael C. Forman
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL C. FORMAN Michael C. Forman	President and Chief Executive Officer and Trustee (Principal executive officer)	June 9, 2016

/s/ WILLIAM GOEBEL William Goebel	Chief Financial Officer (Principal financial and accounting officer)	June 9, 2016

* David J. Adelman	Trustee	June 9, 2016

* Walter W. Buckley, III	Trustee	June 9, 2016

* David L. Cohen	Trustee	June 9, 2016

* Barbara J. Fouss	Trustee	June 9, 2016

* Thomas J. Gravina	Trustee	June 9, 2016

* Philip E. Hughes, Jr.	Trustee	June 9, 2016

* Oliver C. Mitchell, Jr.	Trustee	June 9, 2016

* Charles P. Pizzi	Trustee	June 9, 2016

*By:	/s/ MICHAEL C. FORMAN
Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL C. FORMAN Michael C. Forman	Trustee of FS Global Credit Opportunities Fund	June 9, 2016

* David J. Adelman	Trustee of FS Global Credit Opportunities Fund	June 9, 2016

* Walter W. Buckley, III	Trustee of FS Global Credit Opportunities Fund	June 9, 2016

* David L. Cohen	Trustee of FS Global Credit Opportunities Fund	June 9, 2016

* Barbara J. Fouss	Trustee of FS Global Credit Opportunities Fund	June 9, 2016

* Thomas J. Gravina	Trustee of FS Global Credit Opportunities Fund	June 9, 2016

* Philip E. Hughes, Jr.	Trustee of FS Global Credit Opportunities Fund	June 9, 2016

* Oliver C. Mitchell, Jr.	Trustee of FS Global Credit Opportunities Fund	June 9, 2016

* Charles P. Pizzi	Trustee of FS Global Credit Opportunities Fund	June 9, 2016

*By:	/s/ MICHAEL C. FORMAN
Attorney-in-fact